Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dillard’s, Inc.:

We consent to the use of our reports dated March 21, 2012, with respect to the consolidated balance sheet of Dillard’s, Inc. and subsidiaries as of January 28, 2012, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the fiscal year then ended, and the effectiveness of internal control over financial reporting as of January 28, 2012, incorporated herein by reference.

/s/ KPMG LLP

Dallas, Texas

May 23, 2012